                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AMERITECH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

AMERITECH LOGO                                            30 South Wacker Drive
                                                        Chicago, Illinois 60606

               NOTICE OF 1997 ANNUAL MEETING AND PROXY STATEMENT

February 27, 1997

Dear Shareowner:

  The directors and officers of your company cordially invite you to attend the annual meeting of Ameritech's shareowners, which will be held in the Arthur Rubloff Auditorium of The Art Institute of Chicago, on Wednesday, April 16, 1997, at 9:30 a.m.

  At the meeting we will elect five directors and vote on ratification of the appointment of independent public accountants, approval of a new Ameritech Long-Term Stock Incentive Plan and one shareowner proposal, as described in the formal notice of the meeting and proxy statement appearing on the following pages.

  We also will report on the progress of Ameritech and comment on matters of current interest. There will be a period of informal discussion in which shareowners will have an opportunity to comment or ask questions. After the meeting, you are invited to be our guest and tour the magnificent exhibits of The Art Institute of Chicago.

  If you plan to attend the meeting, please keep the admission ticket and map that are attached to the form of proxy accompanying this notice and proxy statement and check the appropriate box on the form of proxy. If your shares are held by a broker, bank or other nominee and you do not receive an admission ticket, please bring proof of your ownership of Ameritech shares to be admitted to the meeting.

  Whether or not you plan to attend in person, we ask that you carefully review the material on the following pages and vote your shares on the matters that will come before the meeting. This year, record holders of Ameritech shares can vote their shares by using a toll-free telephone number or the Internet. Instructions for using these convenient new services are set forth on the enclosed proxy card. Of course, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the postage-paid envelope.

  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO VOTE AS SOON AS POSSIBLE BY TELEPHONE, ON THE INTERNET OR BY MAILING YOUR PROXY CARD.

Sincerely,

/s/ Richard C. Notebaert
Richard C. Notebaert
Chairman and Chief Executive Officer

AMERITECH CORPORATION
30 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

                                PROXY STATEMENT

  The Board of Directors of Ameritech Corporation (hereinafter called "Ameritech" or the "Company") solicits your proxy for use at the 1997 Annual Meeting of Shareowners to be held on April 16, 1997. This year, shareowners of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate shareowners' identities, to allow shareowners to give their voting instructions and to confirm that shareowners' instructions have been recorded properly. Ameritech has been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Specific instructions for shareowners of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via telephone or the Internet) or by giving written notice of such revocation to the Secretary of the Company.

  Holders of Ameritech Common Stock of record at the close of business on February 18, 1997 are entitled to vote at the Annual Meeting. On that date, 550,849,416 shares of Ameritech Common Stock were issued and outstanding. Each share entitles the holder to one vote. The persons appointed by the enclosed proxy card have advised the Board of Directors that it is their intention to vote at the meeting in compliance with the instructions on the proxies received from shareowners and, if no contrary instruction is indicated, for the election of the persons nominated to serve as Directors and in accordance with the recommendations of the Board of Directors on the other matters brought before the meeting, as described herein.

  If a shareowner is a participant in the Ameritech Direct Services Investment Plan, the proxy card represents the number of full and fractional shares in the dividend reinvestment plan account, as well as other shares registered in the participant's name. If a shareowner is a participant in the Ameritech Savings Plan for Salaried Employees ("SPSE"), the Ameritech Savings and Security Plan for Non-Salaried Employees ("SSP") or certain employee savings plans of affiliated companies, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If voting instructions are not received for shares in SPSE or SSP, those shares will be voted in the same proportion as the shares in those plans for which voting instructions are received.

  The five Directors to be elected at the Annual Meeting will be elected by a plurality of the votes cast by the shareowners present in person or by proxy and entitled to vote. With regard to the election of Directors, votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.

  Abstentions may be specified on all proposals submitted to a shareowner vote other than the election of Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. Thus, abstentions on any of the Company's proposals to ratify the appointment of the independent public accountants and to approve the Ameritech Long-Term Stock Incentive Plan or on the shareowner proposal will have the effect of a vote against such proposal.

  Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of Ameritech Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors and the ratification of the appointment of the independent public accountants. However, brokers may not vote shares held for customers on approval of the Ameritech Long-Term Stock Incentive Plan or the shareowner proposal without specific instructions from such customers. Under applicable Delaware law, "broker non-votes" on any such proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) will not be included in the vote totals on that proposal.

  This proxy statement and the enclosed proxy card are being first mailed to shareowners on or about February 27, 1997.

                             ELECTION OF DIRECTORS

  The Board of Directors is currently composed of twelve members. In 1996, shareowners approved an amendment to the Certificate of Incorporation of Ameritech that eliminated the division of the Board of Directors into three classes, with one class of Directors elected each year for a three-year term, and provided instead for the annual election of all Directors as their current terms expire. The terms of four Directors expire in 1997 and all of those Directors have been nominated for re-election, and a fifth person who is not now a Director has been nominated for election, to terms expiring in 1998. Beginning in 1999 all Directors will be elected annually. If for any reason any of the nominees for election at this meeting becomes unable or is unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

  The following sets forth information as to each nominee for election at this meeting and each Director continuing in office, including his or her age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a Director of Ameritech.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 1998:


                    DONALD C. CLARK, 65, Retired Chairman of the Board of
                    Household International, Inc., Prospect Heights, Illinois
                    (financial services), since 1996. Mr. Clark served as
                    Chairman and Chief Executive Officer of Household
                    International, Inc. from 1984 to 1994 and as Chairman of the
DONALD C. CLARK     Board from 1994 to 1996. He is a Director of Warner-Lambert
   PHOTO            Co., Scotsman Industries, Inc., Armstrong World Industries,
                    Inc., The PMI Group Inc. and Ripplewood Holdings L.L.C. Mr.
                    Clark is a member of the Executive Committee, the Compensation Committee and the Finance Committee.

                    Director since 1989.

                    MELVIN R. GOODES, 61, Chairman and Chief Executive Officer
                    of Warner-Lambert Company, Morris Plains, New Jersey
                    (pharmaceuticals and consumer products), since 1991. Mr.
MELVIN R. GOODES    Goodes served as President and Chief Operating Officer of
   PHOTO            Warner-Lambert from 1985 to 1991. He is a Director of
                    Warner-Lambert Company, Chase Manhattan Corporation and
                    Unisys Corporation. Mr. Goodes is Chairman of the Nominating
                    Committee and a member of the Finance Committee.

                    Director since 1994.

                    JAMES A. HENDERSON, 62, Chairman and Chief Executive Officer of Cummins Engine Company, Inc., Columbus, Indiana (heavy-duty diesel engines, parts and related products), since 1995. Mr. Henderson became Chief Executive Officer in 1994 and served as President and Chief Operating Officer of
JAMES A. HENDERSON  Cummins Engine Company, Inc. from 1977 to 1994. He is a
   PHOTO Director of Cummins Engine Company, Inc., Inland Steel Industries, Inc., Ryerson Tull, Inc., Rohm and Haas Co. and Landmark Communications, Inc. Mr. Henderson is Chairman of the Audit Committee and a member of the Compensation Committee and the Executive Committee. He also is a Director of the Ameritech Foundation.

                    Director since 1983.

                    JOHN B. MCCOY, 53, Chairman and Chief Executive Officer of
                    BANC ONE CORPORATION, Columbus, Ohio (bank holding company), since 1987. Mr. McCoy served as President and Chief
JOHN B. MCCOY,      Executive Officer of BANC ONE CORPORATION from 1984 to 1987.
  PHOTO             He is a Director of BANC ONE CORPORATION, Cardinal Health,
                    Inc., Tenneco Inc. and the Federal Home Loan Mortgage
                    Corporation. Mr. McCoy is Chairman of the Compensation
                    Committee and a member of the Executive Committee and the Audit Committee.

                    Director since 1991.

                    LAURA D'ANDREA TYSON, 49, Professor and holder of the Chair endowed by the Class of 1939 in the Economics Department and the Haas School of Business Administration at the University
                    of California at Berkeley, since 1996. Dr. Tyson served as
                    National Economic Adviser to the President of the United
LAURA D'ANDREA      States from March 1995 to December 1996 and as Chair of the
    TYSON           White House Council of Economic Advisers from 1993 to 1995.
    PHOTO           She also served as a member of the President's National
                    Security Council and Domestic Policy Council. Dr. Tyson was
                    Director of the Institute of International Studies from 1990 to 1992, and Research Director of The Berkeley Roundtable on the International Economy from 1986 to 1992, at the University of California, Berkeley, where she was also a professor of economics and business administration.

                    Not currently a Director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1998:


                    HANNA HOLBORN GRAY, PH.D., 66, President Emeritus and Harry Pratt Judson Distinguished Service Professor of History, University of Chicago, Chicago, Illinois, since 1993. Dr. Gray served as President of the University of Chicago from
HANNA HOLBORN GRAY  1978 to 1993. She is a Director of Atlantic Richfield
    PHOTO           Company, Cummins Engine Company, Inc. and J. P. Morgan & Co.
                    Incorporated (and its subsidiary, Morgan Guaranty Trust Company of New York). Dr. Gray is a member of the Nominating Committee. She also is a Director of the Ameritech Foundation.

                    Director since 1983.

                    ARTHUR C. MARTINEZ, 57, Chairman and Chief Executive Officer of Sears, Roebuck and Co., Hoffman Estates, Illinois (merchandising), since 1995. Mr. Martinez served as Chairman and Chief Executive Officer of the Sears Merchandise Group from 1992 to 1995, as Vice Chairman of Saks Fifth Avenue
ARTHUR C. MARTINEZ  from 1990 to 1992 and as Senior Vice President and Group
    PHOTO Chief Executive of the BATUS, Inc. Retail Division from 1987 to 1990. He is a Director of Sears, Roebuck and Co. and Amoco Corporation. Mr. Martinez is Chairman of the Finance Committee and a member of the Audit Committee.

                    Director since 1995.

[JOHN D. ONG      JOHN D. ONG, 63, Chairman of the Board of The BFGoodrich
PHOTO]            Company, Akron, Ohio (chemical and aerospace products),
                  since 1979 and Chief Executive Officer from 1979 to 1996.
                  Mr. Ong is a Director of The BFGoodrich Company, Asarco
                  Incorporated, Cooper Industries, Inc., The Geon Company, The
                  Kroger Company and TRW Inc. He is a member of the Executive
                  Committee, the Compensation Committee and the Nominating
                  Committee.

                  Director since 1983.

[A. BARRY RAND    A. BARRY RAND, 52, Executive Vice President, Operations of
PHOTO]            Xerox Corporation, Stamford, Connecticut (document
                  processing and financial services), since 1992. Mr. Rand served as President of the Xerox United States Marketing
                  Group from 1987 to 1992. He has been a corporate officer of Xerox since 1985. Mr. Rand is a Director of Honeywell Inc.
                  and Abbott Laboratories. He is a member of the Audit
                  Committee and the Nominating Committee.

                  Director since 1993.


[JAMES A. UNRUH   JAMES A. UNRUH, 55, Chairman of the Board and Chief
PHOTO]            Executive Officer of Unisys Corporation, Blue Bell,
                  Pennsylvania (information services, technology and software), since 1990. Mr. Unruh served as President and Chief Executive Officer of Unisys in 1990 and as President and Chief Operating Officer from 1989 to 1990. He is a
                  Director of Unisys Corporation and The Prudential Insurance
                  Company of America. Mr. Unruh is a member of the Audit
                  Committee and the Finance Committee.

                  Director since 1995.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1999:


[SHELDON B.       SHELDON B. LUBAR, 67, Founder and Chairman of Lubar & Co.,
LUBAR PHOTO]      Milwaukee, Wisconsin (private investment and venture capital firm), since 1977 and Chairman and Chief Executive Officer of Christiana Companies, Inc., Milwaukee, Wisconsin
                  (operating and investment company with businesses in refrigerated warehousing and logistics), since 1987. Mr.
                  Lubar is a Director of Massachusetts Mutual Life Insurance
                  Company, Firstar Corporation, Christiana Companies, Inc.,
                  Energy Ventures, Inc. and MGIC Investment Corp. He is a member of the Compensation Committee and the Finance
                  Committee. Mr. Lubar also is a Director of the Ameritech
                  Foundation.

                  Director since 1993.

[LYNN M. MARTIN   LYNN M. MARTIN, 57, Chair of the Council for the Advancement
PHOTO]            of Women and Advisor to the firm of Deloitte & Touche since
                  1993. Ms. Martin assumed the Davee Chair at the J.L. Kellogg
                  Graduate School of Management, Northwestern University, in
                  1993. She also served as a fellow at the Kennedy School of Government, Harvard University, in 1993. Ms. Martin served as United States Secretary of Labor from February 1991 to
                  January 1993. She served as a member of the U.S. House of Representatives from Illinois for five terms from 1981 to 1990. She also served in the Illinois House of Representatives from 1977 to 1979 and the Illinois Senate from 1979 to 1981. She is a Director of Harcourt General,
                  Inc., Ryder System, Inc., The Procter & Gamble Corporation and TRW, Inc. Ms. Martin is a member of the Finance
                  Committee and the Nominating Committee.

                  Director since 1993.

RICHARD C.        RICHARD C. NOTEBAERT, 49, Chairman of the Board, President
NOTEBAERT         and Chief Executive Officer of Ameritech since April 1994.
PHOTO]            Mr. Notebaert served as President and Chief Executive
                  Officer of Ameritech from January 1994 to April 1994, as
                  President and Chief Operating Officer from June 1993 to
                  January 1994 and as Vice Chairman from January 1993 to June
                  1993. He served as President of Ameritech Services, Inc. (a wholly-owned subsidiary of Ameritech's five state telephone companies) from June 1992 to January 1993, and as President of Ameritech's Indiana Bell subsidiary from 1989 to 1992.
                  Mr. Notebaert is a Director of Sears, Roebuck and Co. He is
                  Chairman of the Executive Committee.

                  Director since 1993.

THE BOARD OF DIRECTORS

  The business and affairs of Ameritech are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of Ameritech rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its committees by officers and employees of Ameritech and its business units.

  The Board of Directors met seven times in 1996. The average attendance at the aggregate number of Board and committee meetings was 95% in 1996 and no Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served, except Mr. Ong who attended 69% of such meetings.

COMMITTEES OF THE BOARD

  The Audit Committee, which is composed entirely of Directors who are not officers or employees of Ameritech, reviews the Company's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent public accountants for the Company, subject to ratification by the shareowners at the Annual Meeting. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants and with the Company's internal auditors. The Audit Committee met two times in 1996.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of Ameritech, reviews and acts with respect to pension, compensation and other employee benefit plans, approves the salary and compensation of officers of Ameritech other than the five most highly compensated officers and makes recommendations to the Board of Directors concerning the salary and compensation of the Chairman of the Board, President and Chief Executive Officer and any other officer who is or would be among the five most highly compensated officers of Ameritech. This committee met four times in 1996.

  The Executive Committee is authorized to exercise, during intervals between meetings of the Board of Directors, the powers of the Board of Directors in the management and direction of the business and affairs of the Company, subject to the provisions of the corporation law of the State of Delaware. The Executive Committee did not meet in 1996.

  The Finance Committee reviews and makes recommendations to the Board with respect to the financial policies, plans and procedures of the Company, the financial implications of proposed corporate actions and matters concerning dividend reinvestment and stock purchase plans. This committee also reviews and authorizes investments in and advances to subsidiaries and is responsible for reviewing the policies, plans and procedures of the Company with respect to the investment and management of the assets of the Company's pension, savings and other employee benefit plans. The Finance Committee met two times in 1996.

  The Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices. The Nominating Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of candidates as nominees for election as Directors. In recommending candidates, this committee seeks individuals who possess broad training and experience in business, finance, law, government, technology, education or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board as a whole. Shareowners who wish to suggest qualified candidates should write to the Corporate Secretary of Ameritech at 30 South Wacker Drive, Chicago, Illinois 60606, stating in detail the qualifications of such persons for consideration by the Committee. The Nominating Committee met two times in 1996.

  The committee memberships of each nominee and continuing Director are set forth in his or her biographical information above.

OFFICER AND DIRECTOR STOCK OWNERSHIP

  The following table sets forth beneficial ownership of Ameritech Common Stock, as of February 18, 1997, by each Director and nominee, the chief executive officer, the four other most highly compensated executive officers in 1996 and all Directors and executive officers as a group. Such beneficial ownership includes shares held by certain family members, trusts and private foundations. The persons shown in the following table are deemed to have sole power to vote and dispose of such shares. None of the persons nor the group shown below has beneficial ownership of more than 1% of the outstanding shares of Ameritech Common Stock. Shares shown as beneficially owned by Mr. Allen, Mr. Campbell, Mr. Hester, Mr. Notebaert and Mr. Shaffer and by all Ameritech officers as a group below include shares held for their accounts in the Ameritech Savings Plan for Salaried Employees as of December 31, 1996.

                                                                      TOTAL
    NAME                                                           OWNERSHIP(*)
    ----                                                           ------------
Barry K. Allen....................................................     22,219
W. Patrick Campbell...............................................     95,247
Donald C. Clark...................................................     14,188
Melvin R. Goodes..................................................      5,000
Hanna Holborn Gray................................................      9,604
James A. Henderson................................................     12,400
Thomas P. Hester..................................................    160,115
Sheldon B. Lubar..................................................     15,714
Lynn M. Martin....................................................      6,588
Arthur C. Martinez................................................      4,000
John B. McCoy.....................................................     10,500
Richard C. Notebaert..............................................    374,933
John D. Ong.......................................................      9,164
A. Barry Rand.....................................................      5,710
Oren G. Shaffer...................................................     53,665
Laura D'Andrea Tyson..............................................          0
James A. Unruh....................................................      4,000
All of the above and other executive officers as a group (30 per-
 sons)............................................................  1,263,741

--------
* Includes shares of Ameritech Common Stock which may be acquired within 60 days after February 20, 1997 through the exercise of stock options. The persons who have such options and the number of shares which may be so acquired are as follows: Mr. Allen, 12,203; Mr. Campbell, 93,715; Mr. Hester, 129,262; Mr. Notebaert, 340,463; Mr. Shaffer, 53,479; and all executive officers as a group, 1,004,398.

COMPENSATION OF DIRECTORS

  Directors who are not employees of Ameritech or its subsidiaries receive an annual retainer of $41,000. Non-employee Directors also receive additional annual retainers of $5,000 ($6,000 for chairmen) for each active committee (other than the Executive Committee) on which they serve. Directors may elect to defer receipt of all or part of their retainers in either cash units, Common Stock units or a combination of both. Deferred cash units earn interest, compounded quarterly, at the rate established by the Compensation Committee from time to time or, if no such rate is established, at a rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter. Deferred Common Stock units are based on the number of Ameritech common shares which deferred retainers would purchase at the fair market value of Ameritech common shares on the date the retainers would otherwise be paid. Deferred Common Stock accounts are credited on each dividend payment date for Ameritech common shares with additional Common Stock units by dividing the aggregate cash dividend which would have been paid if existing Common Stock units were actual common shares by the fair market value of the Company's common shares as of the dividend payment date. Deferred amounts are paid in cash, with the value of Common Stock units based on the fair market value of Ameritech common shares at the time of payment, in one payment or in up to ten equal annual installments beginning on the first day of the calendar year following the year in which the Director ceases to be a Director, or in a lump sum in the event of certain specified changes in the beneficial ownership of Ameritech voting stock or in the composition of the Board of Directors and certain mergers or consolidations involving Ameritech. At the 1987 Annual Meeting, Ameritech's shareowners approved the Ameritech Stock Retirement Plan for Non-Employee Directors, under which each Director who is not an officer or employee of Ameritech or any of its subsidiaries or affiliates is granted 1,500 shares of Ameritech Common Stock after each Annual Meeting at which Directors are elected. Each grant of stock is accompanied by a payment to offset the increase in the Directors' Federal, state and local tax liabilities resulting from such grant and payment. The maximum number of grants to a Director is six. The plan also provides for grants up to the maximum number of shares in the event of certain specified changes in the beneficial ownership of Ameritech voting stock or in the composition of the Board of Directors and certain mergers or consolidations involving Ameritech. The Company also provides non-employee Directors travel accident insurance when on Company business.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, as independent public accountants, to audit the consolidated financial statements of the Company for the current year ending December 31, 1997. Arthur Andersen LLP has served as independent public accountants for the Company since its organization.

  A proposal will be presented at the meeting to ratify the appointment of Arthur Andersen LLP as Ameritech's independent public accountants. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the shareowners do not ratify this appointment by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, other independent public accountants will be considered by the Board upon recommendation of the Audit Committee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

           APPROVAL OF THE AMERITECH LONG-TERM STOCK INCENTIVE PLAN

  On December 18, 1996, the Board of Directors adopted, subject to shareowner approval, the Ameritech Long-Term Stock Incentive Plan (the "Plan"). The Board of Directors recommends that shareowners approve the Plan.

  The purpose of the Plan is to promote the longer-term financial success of Ameritech by providing a means to attract, retain and reward individuals who can and do contribute to such success. By using stock-based compensation, the recipients of awards under the Plan will further identify their interests with those of Ameritech's shareowners.

  The Plan will be administered by a Committee of the Board of Directors consisting of no less than three Directors, all of whom shall not be employees of the Company (the "Committee"). Subject to approval of the Plan by shareowners, the Board has designated its Compensation Committee (which currently consists of five non-employee Directors) to be the Committee called for by the Plan.

  The Plan will replace the Ameritech 1989 Long Term Incentive Plan (the "1989 Plan"), which was approved by shareowners in April 1989 and which will, by its terms, expire on April 19, 1999. Awards previously made under the 1989 Plan have been exempt from Section 162(m) of the Internal Revenue Code, which was adopted in 1993 and which limits a corporation's tax deduction for compensation paid to certain officers, under the transition provisions of
Section 162(m). These transition provisions, however, will expire in 1997. The Board of Directors has determined that it is preferable to adopt the new Plan, which the Company believes complies with Section 162(m) such that awards under the Plan will be deductible by the Company, rather than try to amend the 1989 Plan just two years prior to its expiration.

  Under the terms of the Plan, the maximum number of shares of Ameritech Common Stock that may be delivered to participants and their beneficiaries under the Plan is 20,000,000, plus any shares that remain available for future awards under the 1989 Plan at the effective date of the Plan (9,545,055 shares as of February 1, 1997), plus any shares subject to awards made under the 1989 Plan that expire, are cancelled or are forfeited back to the Company after the effective date of the Plan. The terms of the Plan further limit awards so that no more than 20,000,000 shares in any event may be granted in the form of incentive stock options (as described below), no more than 7,000,000 shares may be issued in connection with stock awards (including restricted stock) and awards covering no more than 2,500,000 shares may be made to any one individual over any consecutive five-year period. The persons eligible to receive awards under the Plan will be selected by the Committee from among management employees of the Company and any subsidiary of the Company or other entity in which the Company has a significant equity or other interest, as determined by the Committee, and from among the members of the Board of Directors from time to time. No awards have been made or will be made under the Plan unless and until it is approved by shareowners. Future awards are subject to the complete discretion of the Committee and the amounts of such awards are not presently determinable.

  Awards under the Plan may be made in the form of stock options, stock appreciation rights or stock awards. A stock option represents a right to purchase a specified number of shares at a price per share determined at the time of the award as provided in the Plan. Stock options may be in the form of Incentive Stock Options ("ISOs") or in a form that does not qualify for the federal income tax treatment of ISOs described below. A stock appreciation right is a right to receive a payment in cash or shares or a combination of both equal to the excess of the aggregate market price, at the time of exercise, of the number of shares as to which the stock appreciation right is exercised over the aggregate exercise price of such shares. A stock award is a grant of shares or a right to receive shares (or their cash equivalent or a combination of both) in the future. The Plan provides that each stock award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine, which may include continuous service and/or the achievement of performance goals. An award under the Plan may, at the discretion of the Committee, contain the right to receive dividends or dividend equivalents, which may be either paid currently or credited to a participant's account and which may be subject to conditions, restrictions and contingencies established by the Committee, including the achievement of performance goals.

  All stock options and stock appreciation rights must have an exercise price that reflects the average traded price of a share of the Company's Common Stock on the date on which the award is made (or the next preceding trading day if there was no trading on such date), except that the date used to determine such average traded price may be the date on which an award recipient was hired or promoted or on which a similar singular event occurred so long as the actual award is made within 90 days following such date, and except further that in the case of a stock option or stock appreciation right granted retroactively in tandem with or in substitution for another previously granted stock option or stock appreciation right the applicable date may be the date of the prior award.

  The Plan provides that the Committee may include in any or all awards provisions which contemplate a "Change in Control" due to either a change in beneficial ownership of the Company's voting stock or in the composition of the Company's Board of Directors. Such provisions could include, for example, immediate exercisability of stock options and stock appreciation rights and termination of conditions, restrictions and contingencies on stock awards. For purposes of the Plan, a Change in Control is deemed to occur if (i) any person (other than an employee benefit plan of the Company) becomes the beneficial owner of 20% or more of the Company's outstanding voting stock, (ii) a tender offer not approved by the Company's Board of Directors is made and the offeror owns or accepts for payment 20% or more of the Company's outstanding voting stock, (iii) during any period of twenty-four consecutive months members of the Board of Directors at the beginning of such period, together with new Directors nominated or appointed during that period by a vote of at least two-thirds of such existing Directors, cease to comprise a majority of the Board of Directors, or (iv) the shareowners of the Company approve a merger or consolidation of the Company with another company, other than a merger or consolidation which would result in the Company's outstanding voting stock continuing to represent more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting stock immediately after such merger or consolidation or a merger or consolidation which would result in the Directors of the Company who were Directors of the Company immediately prior thereto continuing to constitute at least 50% of the Directors of the Company or the surviving entity immediately after such merger or consolidation.

  The Company believes that the following generally summarizes the federal income tax consequences of awards under the Plan for participants and the Company. A participant will not be deemed to have received any income subject to tax at the time a stock option (including an ISO), a stock appreciation or a stock award that is subject to conditions, restrictions or contingencies is awarded, nor will the Company be entitled to a tax deduction at that time. When a stock option (other than an ISO) is exercised, the participant will be deemed to have received an amount of ordinary income equal to the excess of the fair market value of the shares purchased over the exercise price. Upon exercise of a stock appreciation right, a participant will be in receipt of ordinary income in an amount equal to any cash payment and the fair market value of any shares distributed. The income tax consequences of stock awards will depend on how the awards are structured, but generally a participant will be deemed to have ordinary income at the time a stock award is distributed to him or her free of all conditions, restrictions and contingencies. In each case, the Company will be allowed a tax deduction in the year and in an amount equal to the amount of ordinary income the participant is deemed to have received. If an ISO is exercised by a participant who satisfies certain employment requirements at the time of exercise, the participant will not be deemed to have received any income subject to tax at such time, although the excess of the fair market value of the Common Stock so acquired on the date of exercise over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. Section 422 of the Code provides that if the Common Stock is held at least one year after the exercise date and two years after the date of grant, the participant will realize a long term capital gain or loss upon a subsequent sale, measured as the difference between the exercise price and the sales price. If Common Stock acquired upon the exercise of an ISO is not held for one year, a "disqualifying disposition" results, at which time the participant is deemed to have received an amount of ordinary income equal to the lesser of (a) the excess of the fair market value of the Common Stock on the date of exercise over the exercise price or (b) the excess of the amount realized on the disposition of the shares over the exercise price. If the amount realized on the "disqualifying disposition" of the Common Stock exceeds the fair market value on the date of exercise, the gain on the excess of the ordinary income portion will be treated as capital gain. Any loss on the disposition of Common Stock acquired through the exercise of an ISO is a capital loss. No income tax deduction will be allowed to the Company with respect to shares of Common Stock purchased by a participant through the exercise of an ISO, provided there is no "disqualifying disposition" as described above. In the event of a "disqualifying disposition," the Company is entitled to a tax deduction equal to the amount of ordinary income recognized by the participant.

  The Plan may be amended from time to time by the Company's Board of Directors, provided that the provisions of the Plan limiting the number of shares that may be used for various types of awards and requiring that the exercise price for stock options and stock appreciation rights be the average traded price on the applicable date may not be amended unless such a change is properly approved by the Company's shareowners.

  THIS SUMMARY OF THE PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN AS SET FORTH IN EXHIBIT A.

  The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required to approve the Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PLAN.

                SHAREOWNER PROPOSAL REGARDING CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record owner of 180 shares of the Common Stock of the Company, has given notice that she plans to introduce the following resolution at the meeting and has asked that the following statement of reasons for its introduction be printed in this proxy statement:

  "RESOLVED: That the stockholders of Ameritech, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  "REASONS: Many states have mandatory cumulative voting, so do National
  Banks."

  "In addition, many corporations have adopted cumulative voting."

  "Last year the owners of 82,252,593 shares, representing approximately 22.3% of shares voting, voted for my similar resolution."

  "If you AGREE, please mark your proxy FOR this resolution."

  THE BOARD OF DIRECTORS DOES NOT SUPPORT THIS PROPOSAL.

  The proponent submitted the same proposal for the 1991, 1992, 1993, 1994, 1995 and 1996 Annual Meetings and it was opposed by the owners of 83.1%, 81.1%, 78.2%, 79.7%, 72.8% and 77.7% respectively, of the shares voted.

  Each Director of the Company currently is elected by the holders of a majority of the Company's outstanding shares, thereby permitting the Directors to administer the affairs of the corporation for the benefit of all shareowners. The Board of Directors continues to believe that cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of shareowners. The shareowner or special group electing a director by cumulative voting may seek to have that director represent the shareowner's or group's special interest rather than the interests of the shareowners as a whole. This partisanship among directors and voting on behalf of special interests could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and its shareowners as a whole.

  The majority of state legislatures, including the State of Delaware, the state in which Ameritech is incorporated, do not require cumulative voting. The majority of companies listed on the New York Stock Exchange do not elect directors by cumulative voting. The Company's present method of electing Directors is employed by most companies listed on the New York Stock Exchange and the Board of Directors believes that this method is appropriate to ensure that Directors will represent all the shareowners and not a particular group.

  Under the corporation law of the State of Delaware, the action recommended in this proposal could be taken only if the Board of Directors recommended an amendment to the Company's Certificate of Incorporation establishing cumulative voting and directed that the amendment be submitted to a vote of the Company's shareowners. The Company's Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this proposal would be only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                                OTHER BUSINESS

  The Board of Directors does not know of any further business to be presented at the meeting. However, should any other matter requiring a vote of the shareowners arise, the persons appointed by the enclosed proxy card intend to vote thereon in accordance with their judgment as to the best interests of the Company.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors has oversight responsibility for the Company's executive compensation programs. More specifically, the Committee approves all pay plans and changes therein. It also approves performance goals for incentive awards, certifies the attainment of goals and approves the actual awards to the chief executive officer and the other four most highly compensated executive officers. The Committee recommends the base salary of the chief executive officer and the other four most highly compensated executive officers to the full Board of Directors. The full Board of Directors is responsible for acting on the recommendations of the Committee.

REPORT OF THE COMPENSATION COMMITTEE

  Since its inception, the Company has designed and administered executive compensation programs so that pay is linked to Company performance and so that the interests of executives are aligned with the interests of shareowners. This philosophy is articulated in the following guiding principles of the Company's compensation programs:

  . A significant percentage of pay will be determined by the Company's annual and long term financial performance, including the creation of shareowner value.

  . Compensation programs will be designed to encourage and balance the attainment of short term operational goals and long term strategic initiatives.

  . Total compensation will be targeted at competitive levels to allow the Company to attract, retain and motivate high caliber employees; however, a greater percentage of compensation will be performance-based and variable (versus fixed compensation) than competitive practices might suggest.

  . Compensation programs will be designed to encourage stock ownership by executives.

  There are three elements to the Company's compensation program, each consistent with the compensation philosophy: annual base salary, annual cash bonus incentives and long term incentives. Annual incentives are directed toward specific financial measures, including earnings growth and revenue growth, with each of the targets calling for progressively excellent results. Long term incentives focus on total return to shareowners (stock price appreciation plus dividends).

  An important consideration in the design of the Company's compensation programs is the use of stock to encourage ownership by management. The Ameritech long term incentive plans may utilize performance-based restricted stock, performance units and stock options in making grants. Since 1991, all long term grants have been in the form of the Company's stock. To support the Company's belief in stock ownership by executives, there are in effect ownership guidelines for key managers which require stock holdings that are proportionate to an individual's compensation and position in the Company. Newly hired and promoted executives are given a reasonable period of time to achieve these guidelines. As of December 31, 1996, the stock ownership of each of the executive officers named in the Summary Compensation Table that follows either exceeded or was on track to meet these guidelines.

  Annual cash compensation (as reported in the "Salary" and "Bonus" columns of the Summary Compensation Table that follows) is somewhat influenced by the pay practices of comparable large corporations so that Ameritech remains reasonably competitive with what others are doing. The Compensation Committee's current view is that Ameritech's salaries should be at about the median of all companies in the comparator group and that target annual cash compensation (salary plus target bonus) and long term compensation should be somewhat higher to focus on variable compensation tied to Company performance. The comparator group used in establishing the base salary, annual cash compensation guidelines and long term grants is composed of a broad cross section of approximately 65 major corporations in multiple industries as opposed to the smaller peer group comprised of the six Regional Holding Companies ("RHCs") shown in the Shareowner Return Performance Graph following this report. The Committee believes that this is appropriate considering that the Company competes for executives in many industries, not solely with the RHCs. Although competitive practices are viewed importantly, the Company and the Compensation Committee concur in the view that the most important considerations in setting annual compensation are individual merit and the Company's financial performance.

  In 1996, annual cash compensation targets for executives were increased by approximately 4.5% to maintain target total compensation levels based on analysis of survey data of the comparator group companies described above. Mr. Notebaert's base salary increased 8% in 1996 over 1995 to bring his salary more in line with the competitive market rate for his position. His total salary and bonus increased because of this salary increase and the Company's improved performance versus return on assets and revenue targets, which produced a cash bonus for 1996 above the targeted level. A special grant of a stock option to purchase 250,000 shares was made to Mr. Notebaert in December of 1996. To further strengthen the linkage between his compensation and Ameritech's long term performance, this stock option has a waiting period before it can be exercised that is substantially longer than normal, with the option becoming exercisable in equal installments of one-third each on the sixth, seventh and eighth anniversaries of the date of grant.

  Actual incentive bonus awards are made pursuant to the Company's Management Committee Short Term Incentive Plan and are shown in the "Bonus" column in the Summary Compensation Table that follows. These awards are either equal to, more than, or less than targeted amounts depending on actual results compared with the performance measures being used. Thus, the Company's incentive plans forge a direct link between pay and performance, strengthened by the fact that the greater portion of total compensation (annual salary plus annual bonus plus long term awards) is determined by the incentive elements of an individual's aggregate compensation rather than by salary. In 1996 for example, about 59% of the Company's chief executive officer's total compensation was dependent on incentive factors and thus was variable with performance. Because of increases in revenues and return on assets in 1996, the actual incentive bonus awards for 1996 were above the targeted amounts.

  Performance targets established for the annual incentive awards are based on internal financial goals. The number of shares granted under the Company's long term incentive plans ("LTIP") is based on periodic analysis of the competitive total compensation and the long term incentive component of a comparator group of approximately 25 high profile U.S. industrial companies that has been followed by a recognized industry consultant for a number of years and is a subset of the broad cross section of major corporations referenced above. Factors that are considered by the Compensation Committee in determining the number of option shares granted annually to each executive include individual merit, the competitive market for his or her position and the potential value of an option share and the dividend equivalents attributable to such shares using the expected grant price.

  The Compensation Committee believes strongly in the continued focus of the LTIP on total return to shareowners. Beginning in 1994, the Compensation Committee has approved new annual grants under the LTIP that continue this focus by providing participating executives grants of stock options with dividend equivalents. The first grant under this program was made in January 1994. The options are granted at fair market value on the date of grant. Dividend equivalents are converted to share units and credited quarterly to a book account for each participant. The share units will be paid in shares of stock five years after the grant date or following the exercise of the options, whichever is sooner, but only if the stock price at the time of distribution exceeds the exercise price of the option.

  The LTIP payouts shown in the Summary Compensation Table for the years 1994 and 1995 are from a prior long term incentive award of performance-based restricted stock. The payouts were based on Ameritech's five-year average percentile ranking on total return to shareowners as compared to the total returns of approximately 100 companies the size and risk characteristics of which most nearly compared with those of Ameritech. The LTIP payouts shown in the Summary Compensation Table for 1996 for Mr. Notebaert and Mr. Hester are from a prior grant of restricted stock that was not performance based.

  As often as seems appropriate, but at least annually, the Compensation Committee studies Ameritech's executive compensation programs to judge their consistency with the Company's compensation philosophy, their support of the Company's strategic and financial objectives and their market competitiveness. The Company's performance targets will be changed from time to time so as to maintain the most effective relationship between performance and compensation.

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. In 1996, Mr. Notebaert's compensation exceeded the threshold for deductibility under Section 162(m) because of a distribution of performance-based restricted stock awarded in 1991, before Section 162(m) went into effect. The Management Committee Short Term Incentive Plan approved by shareowners in 1995 complies with Section 162(m) of the Internal Revenue Code and, therefore, awards under this plan to members of the Company's Management Committee (currently the top eight senior officers) for 1996 and subsequent years will qualify for the corporate tax deduction. The Long-Term Stock Incentive Plan to be presented for shareowner approval at the 1997 annual meeting also complies with Section 162(m) of the Internal Revenue Code. It is the Committee's intent to request shareowner approval of future compensation plans for the executive officers subject to the deduction limit as required by
Section 162(m) so the corporate tax deduction is maximized without limiting the Committee's flexibility to attract and retain qualified executives to manage the Company.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of the Company, uses a professional compensation consultant who is separate from consultants employed by the Company. This consultant provides guidance in our deliberations and helps ensure equity and fairness in the Company's practices.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         John B. McCoy, Chairman
  Donald C. Clark             James A. Henderson
                              John D. Ong
  Sheldon B. Lubar

SHAREOWNER RETURN PERFORMANCE GRAPH

  Set forth below is a graph comparing the cumulative total returns (assuming reinvestment of dividends) of Ameritech, the average of the other six Regional Holding Companies ("RHCs") formed along with Ameritech in the AT&T divestiture effective January 1, 1984, Bell Atlantic Corporation, BellSouth Corporation, NYNEX Corporation, Pacific Telesis Group, SBC Communications Inc. and US West Communications Group ("Peer Group Index"), and the Standard & Poor's 500 Composite Stock Index ("S&P 500") from December 31, 1991 through December 31, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                              [INSERT GRAPH HERE]

                          12/31/91 12/31/92 12/31/93 12/31/94 12/31/95 12/31/96
                          -------- -------- -------- -------- -------- --------
   Ameritech.............   $100     $119     $134     $148     $225     $240
   Peer Group Index......   $100     $110     $130     $123     $187     $184
   S&P 500...............   $100     $108     $118     $120     $165     $203

  From November 21, 1983, the date on which Ameritech and the other RHCs began trading on a "when issued" basis on the New York Stock Exchange, through December 31, 1996, Ameritech has provided its shareowners with a cumulative total return of 1,039%. This performance compares to a 588% total return for the S&P 500 and a 733% return for the Peer Group Index over the same thirteen-year period.

SUMMARY COMPENSATION TABLE

  The following table sets forth information as to the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of Ameritech as of December 31, 1996 for services in all capacities to the Company and its subsidiaries in 1994, 1995 and 1996.

                                                            LONG TERM COMPENSATION
                                                         ----------------------------
                                ANNUAL COMPENSATION            AWARDS        PAYOUTS
                           ----------------------------- ------------------- --------
        NAME                                     OTHER                                   ALL
        AND                                     ANNUAL   RESTRICTED OPTIONS/            OTHER
     PRINCIPAL                                  COMPEN-    STOCK      SARS     LTIP    COMPEN-
    POSITION(1)       YEAR  SALARY   BONUS(2)  SATION(3) AWARDS(4)  (SHARES) PAYOUTS  SATION(5)
    -----------       ---- -------- ---------- --------- ---------- -------- -------- ---------
Richard C. Notebaert  1996 $950,000 $1,006,288 $ 47,413  $       0  370,000  $384,660 $373,664
 Chairman, President  1995 $880,000 $1,029,750 $ 58,319  $       0  135,000  $348,898 $280,654
 & CEO                1994 $709,583 $  754,200 $ 79,725  $       0  126,000  $244,456 $264,214
W. Patrick Campbell   1996 $475,000 $  323,350 $  9,683  $       0   35,000  $      0 $342,178
 Executive VP-        1995 $475,000 $  245,424 $ 18,028  $       0   44,300  $      0 $393,640
 Corp. Strategy       1994 $423,492 $  298,600 $ 13,379  $       0   44,300  $      0 $958,707
Oren G. Shaffer       1996 $450,000 $  340,633 $    412  $       0   40,000  $      0 $261,702
 Executive VP &       1995 $440,000 $  391,305 $  6,885  $       0   44,300  $      0 $282,917
 Ch. Financial Off.   1994 $ 92,540 $   77,400 $  7,720  $       0   11,100  $      0 $      0
Thomas P. Hester      1996 $380,000 $  285,440 $ 16,554  $       0   30,700  $126,913 $213,192
 Executive VP &       1995 $365,000 $  343,250 $ 33,929  $       0   35,800  $302,418 $179,576
 General Counsel      1994 $350,000 $  312,700 $ 37,403  $       0   35,800  $212,023 $169,454
Barry K. Allen        1996 $346,500 $  289,789 $  4,860  $       0   35,600  $      0 $101,144
 Executive VP-Comm.   1995 $131,882 $  117,278 $ 20,254  $       0        0  $      0 $286,683
 & Info Products      1994

--------
(1)Mr. Campbell joined the Company in January 1994. Mr. Shaffer joined the Company in October 1994. Mr. Allen rejoined the Company in July 1995 after a two-year absence. Mr. Hester resigned as General Counsel effective December 1, 1996, in anticipation of his retirement on January 31, 1997.

(2) Awards under the Management Committee Short Term Incentive Plan for 1995 and 1996 and the Senior Management Short Term Incentive Plan for 1994, based on corporate performance for the year. Payments are made in January of the next year.

(3)Consists of earnings on long term awards and payments to offset Federal, state and local tax liabilities attributable to non-cash services for transportation, parking, club memberships and financial counseling. The value of such non-cash services did not exceed $50,000 for any individual in any year.

(4)At December 31, 1996, the persons named in the table above held the following shares of restricted stock with the following values (based on the closing market price of Ameritech Common Stock on December 31, 1996): Mr. Notebaert, 13,332 shares, $808,253; Mr. Campbell, no shares, $0; Mr. Shaffer, no shares, $0; Mr. Hester, 4,400 shares, $266,750; and Mr. Allen, no shares, $0. Dividends are paid on restricted stock when and as paid on the Company's Common Stock.

(5)Detail of amounts reported in the "All Other Compensation" column for 1996 is provided in the table below. Split dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by the Company. The employee contributes an amount equal to the value of the death benefit under the policy. Cumulative net life insurance premiums paid are recovered by the Company at the later of retirement or 15 (or in some cases 10) years.

          ITEM            MR. NOTEBAERT MR. CAMPBELL MR. SHAFFER MR. HESTER MR. ALLEN
          ----            ------------- ------------ ----------- ---------- ---------
 . Earnings on Deferred
 Compensation               $ 95,528      $ 25,996    $ 16,266    $110,411  $  5,328
 . Company Contributions
 to Defined
 Contribution Savings
 Plans                      $ 35,362      $ 20,188    $ 20,081    $ 17,044  $ 16,449
 . Split Dollar Insurance
 Premium Value              $242,774      $295,994    $225,355    $ 85,737  $ 79,367
                            --------      --------    --------    --------  --------
    Total All Other
     Compensation           $373,664      $342,178    $261,702    $213,192  $101,144
                            ========      ========    ========    ========  ========

LONG TERM INCENTIVE PLANS

  The Company's shareowners approved Long Term Incentive Plans ("LTIP") in 1985 and 1989. These plans provide incentive compensation opportunities for officers and other key employees in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other forms consistent with the objectives of the plans. The 1985 LTIP expired on April 18, 1994 and no new grants may be made thereunder, but grants made prior to such expiration remain outstanding for their respective terms. The following two tables provide information as to exercises and grants of stock options under the LTIP. No grants other than stock options were made under the LTIP to the officers named in the Summary Compensation Table above in 1996.

OPTION GRANTS IN 1996

  The following table shows all grants of stock options to the officers named in the Summary Compensation Table above in 1996. The exercise price of all such options was the fair market value on the date of grant. Stock options generally become exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant; however, the option for 250,000 shares granted to Mr. Notebaert and shown in the table below does not become exercisable until the sixth, seventh and eighth anniversaries of the date of grant. In the event of a change in control of the Company, options previously granted would become exercisable in full. Upon exercise of an option, an officer purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the officer.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                                                                PRICE APPRECIATION FOR
                           INDIVIDUAL GRANTS                                          OPTION TERM
------------------------------------------------------------------------- ------------------------------------
                       NUMBER OF     % OF TOTAL
                       SECURITIES     OPTIONS
                       UNDERLYING    GRANTED TO    PER SHARE
                      OPTIONS/SARS   EMPLOYEES    EXERCISE OR  EXPIRATION
        NAME           GRANTED(1)  IN FISCAL YEAR  BASE PRICE     DATE    0%        5%               10%
        ----          ------------ -------------- ------------ ---------- --- ---------------  ---------------
Richard C. Notebaert     120,000        1.74%     $58.56         1/17/06   $0 $     4,419,600  $    11,199,600
                         250,000        3.63%     $55.63        12/19/06   $0 $     8,747,500  $    22,165,000
W. Patrick Campbell       35,000        0.51%     $58.56         1/17/06   $0 $     1,289,050  $     3,266,550
Oren G. Shaffer           40,000        0.58%     $58.56         1/17/06   $0 $     1,473,200  $     3,733,200
Thomas P. Hester          30,700        0.45%     $58.56         1/17/06   $0 $     1,130,681  $     2,865,231
Barry K. Allen            35,600        0.52%     $58.56         1/17/06   $0 $     1,311,148  $     3,322,548
All Shareowners              n/a        n/a        n/a               n/a   $0 $20,159,416,690  $51,087,919,950
All Optionees          6,880,416      100.00%     $58.29 (avg)      2006   $0 $   252,224,132  $   639,185,472
Optionees Gain
 as % of All
 Shareowners Gain            n/a        n/a                n/a       n/a  n/a            1.25%            1.25%

--------
(1) Under the terms of the options granted to Messrs. Notebaert, Campbell, Shaffer, Hester and Allen, dividend equivalents are credited quarterly on the shares subject to the options by dividing the aggregate cash dividend that would have been paid on such shares had they been outstanding by the current market price of the Company's Common Stock. The dividend equivalents will be distributed in the form of shares of stock after the earlier of exercise of the option or five years from the date of grant, but only if the then current market price exceeds the exercise price. Dividend equivalents credited in 1996 on options held by the persons named in the Summary Compensation Table above were: Mr. Notebaert, 13,932 shares; Mr. Campbell, 4,566 shares; Mr. Shaffer, 3,316 shares; Mr. Hester, 3,758 shares; and Mr. Allen, 1,004 shares.

The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation in the stock price of the Company. As shown in the 0% column above, no gain to the named officers or all optionees is possible without appreciation in the price of the Company's Common Stock, which will benefit all shareowners. For example, in order for Mr. Notebaert to realize the potential values for the option grant of 120,000 shares set forth in the 5% and 10% columns in the table above, the price per share of the Company's Common Stock would be approximately $95.39 and $151.89, respectively, as of the expiration date of his option.

  No stock appreciation rights ("SARs") were granted in 1996. An SAR entitles a participant to receive, upon exercise of the SAR, an amount equal to the difference, if any, between the exercise price per share and the fair market value of a common share on the date of exercise, multiplied by the number of shares as to which the SAR is exercised. The Company has in the past granted SARs only in tandem with stock options, such that exercise of the option reduces the number of shares as to which the SAR may be exercised and exercise of the SAR cancels the option as to such number of shares.

OPTION/SAR EXERCISES IN 1996 AND OPTION/SAR VALUES AT DECEMBER 31, 1996

  The following table provides information as to options exercised in 1996 by the officers named in the Summary Compensation Table above, the value realized upon such exercises and the value of options held by such officers at year end based on the closing price of the Company's Common Stock on December 31, 1996.

                                 NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
            SHARES                   OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
           ACQUIRED                   AT YEAR END             AT YEAR END (1)
              ON      VALUE    ------------------------- -------------------------
  NAME     EXERCISE  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----     --------  --------  ----------- ------------- ----------- -------------
Richard
 C.
 Notebaert   8,632  $  308,493   189,466      502,000    $4,402,039   $4,148,310
W. Pat-
 rick
 Campbell        0     n/a        44,301       79,299    $  936,745   $  964,234
Oren G.
 Shaffer         0     n/a        22,167       73,233    $  439,188   $  725,803
Thomas P.
 Hester     47,600  $1,562,294    88,501       66,499    $2,282,078   $  784,208
Barry K.
 Allen           0     n/a             0       35,600    $        0   $   73,514

--------
(1) Valued at $60.625 per share.

PENSION PLANS

  The Company's management pension plans were amended effective May 1, 1995. Under the plans as amended, employees earn pension credits for each year of service and the pension benefit is calculated by multiplying the earned pension credits by the employee's highest three-year average pay out of the last five years of employment. Under the pension plan formula prior to May 1, 1995, the benefit was calculated on the basis of fixed percentages of final average pay above and below a Social Security "breakpoint" over the highest five years out of the last 10 years of employment, multiplied by years of service. To qualify for a service pension, employees had to meet specified age and service requirements. The amended plans include a transition under which employees who were service pension eligible or within five years thereof at the effective date, including Mr. Notebaert and Mr. Hester, will receive the greater of the benefit under the new formula or the old formula.

  The following table illustrates the maximum annual benefits payable for management employees for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment as a single-life annuity, under the formula in existence prior to May 1, 1995.

        FINAL
       AVERAGE                                  YEARS OF SERVICE
       ANNUAL         --------------------------------------------------------------------
    COMPENSATION         15       20       25       30        35         40         45
    ------------      -------- -------- -------- -------- ---------- ---------- ----------
      $  600,000      $134,107 $178,810 $223,512 $268,214 $  312,917 $  357,619 $  402,322
         800,000       179,107  238,810  298,512  358,214    417,917    477,619    537,322
       1,000,000       224,107  298,810  373,512  448,214    522,917    597,619    672,322
       1,200,000       269,107  358,810  448,512  538,214    627,917    717,619    807,322
       1,400,000       314,107  418,810  523,512  628,214    732,917    837,619    942,322
       1,600,000       359,107  478,810  598,512  718,214    837,917    957,619  1,077,322
       1,800,000       404,107  538,810  673,512  808,214    942,917  1,077,619  1,212,322
       2,000,000       449,107  598,810  748,512  898,214  1,047,917  1,197,619  1,347,322

  The following table illustrates the maximum annual benefits payable for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment as a single-life annuity, under the formula that became effective May 1, 1995.

        FINAL
       AVERAGE                               YEARS OF SERVICE
       ANNUAL         --------------------------------------------------------------
    COMPENSATION         15       20       25       30       35       40       45
    ------------      -------- -------- -------- -------- -------- -------- --------
      $  600,000      $152,540 $185,822 $213,557 $235,744 $255,159 $271,799 $288,440
         800,000       203,387  247,763  284,742  314,326  340,212  362,399  384,587
       1,000,000       254,234  309,703  355,928  392,907  425,264  452,999  480,734
       1,200,000       305,081  371,644  427,113  471,489  510,317  543,599  576,880
       1,400,000       355,928  433,585  498,299  550,070  595,370  634,199  673,027
       1,600,000       406,775  495,525  569,485  628,652  680,423  724,798  769,174
       1,800,000       457,621  557,466  640,670  707,233  765,476  815,398  865,321
       2,000,000       508,468  619,407  711,856  785,815  850,529  905,998  961,467

  Under the management pension plans (including a supplemental plan which is not a "qualified" plan under the Internal Revenue Code) before and after the May 1, 1995 amendments, compensation included in the pension plan base consists of salaries and actual short term incentive plan awards (shown in the "Bonus" column of the Summary Compensation Table above).

  As of December 31, 1996, Mr. Notebaert, Mr. Campbell, Mr. Shaffer, Mr. Hester and Mr. Allen had 27, 2, 2, 30 and 1 years of service, respectively, for purposes of the management pension plans. Prior to his two-year absence from 1993 to 1995, Mr. Allen had 19 years of service with the Company.

  Pension amounts are not subject to reductions for Social Security benefits or other offset amounts. The Employee Retirement Income Security Act of 1974 ("ERISA") places certain limitations on pensions which may be paid under Federal income tax qualified plans. Pension amounts which exceed such limitations, as well as pension amounts attributable to awards under the short term incentive plans, are paid under a separate non-qualified plan as an operating expense.

  Under the pension plans as amended, benefits are payable in a lump sum but employees may elect to receive them in the form of an annuity. Under the old plan, management employees could elect to receive pension benefits under the qualified plan and/or the non-qualified plan in a lump sum upon retirement based on the present value of such pension benefits. The non-qualified pension plan was amended in 1992 to provide for a lump sum payment as of December 31, 1992 to those participants in the non-qualified plan (including Mr. Hester) who were as of December 31, 1994 eligible by reason of age and length of service to receive a service pension, unless the participant waived such payment of the accrued benefit.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company entered into an employment agreement with Mr. Campbell when he joined the Company in January 1994. The agreement provides for a base salary of $460,000 subject to adjustment in accordance with the Company's customary practice. Under the agreement, if the Company terminates Mr. Campbell's employment without cause prior to the fifth anniversary of the commencement of his employment, the Company will pay Mr. Campbell a lump sum equal to eighteen months of his base salary.

  In 1995, the Board of Directors approved a supplemental pension arrangement for Mr. Shaffer, who joined Ameritech as Chief Financial Officer at age 52 in October 1994. Under this arrangement, Mr. Shaffer will receive supplemental pension credits at the rate of 7% per year that will vest and be included in his pension if Mr. Shaffer remains employed by the Company for at least five years and becomes vested under the Ameritech Management Pension Plan.

  The Company entered into an employment agreement with Mr. Allen when he rejoined the Company in July 1995. The agreement provides for a base salary of $275,000 subject to adjustment in accordance with the Company's customary practice. The agreement also provided for a special one-time bonus of $200,000 upon hire which is shown in the "All Other Compensation" column for 1995 in the Summary Compensation Table above. Under the agreement, if Mr. Allen voluntarily terminates his employment with the Company or if the Company terminates Mr. Allen's employment for cause or unsatisfactory performance prior to the fifth anniversary of the commencement of his employment, Mr. Allen will repay this special bonus to the Company. The Company also agreed to assume its obligations under the split-dollar and collateral assignment agreements for life insurance policies originally purchased under the Key Management Life Insurance and Estate Preservation Plans before he left the Company in 1993. Additionally, the agreement provides a supplemental pension arrangement for Mr. Allen if he retires at a time when he would have been eligible for a service pension under the pension plan formula in effect prior to May 1, 1995. Under this arrangement, Mr. Allen will receive a supplemental non-qualified pension benefit equal to the difference between (A) the pension benefit to which he would have been entitled at retirement, calculated using the pre-May 1, 1995 formula and adjusted for amounts previously paid to Mr. Allen under the Company's pension plans and (B) the amount actually payable to Mr. Allen under the Company's pension plans upon retirement. If the Company terminates Mr. Allen's employment without cause prior to the date when he would have been eligible for a service pension under the pre-May 1, 1995 formula, the Company will pay Mr. Allen a severance benefit equal to the difference between (A) the pension benefit he would have received had he remained employed by the Company until his service pension eligible date calculated using the pre-May 1, 1995 formula and adjusted for amounts previously paid to Mr. Allen under the Company's pension plans and (B) the amount actually payable to Mr. Allen under the Company's pension plans upon termination of employment.

  In October 1996, the Company entered into a consulting agreement with Mr. Hester that became effective upon his retirement on January 31, 1997 and continues to December 31, 1997. Under this agreement Mr. Hester will provide legal services to the Company on a mutually convenient part-time basis and will receive fees at the rate of $150,000 per year payable in monthly installments.

  The Company has entered into agreements regarding change in control with Messrs. Notebaert, Campbell, Shaffer, Hester and Allen and the other four members of the Management Committee. Under these agreements, a "change in control" occurs if (a) any person (other than an employee benefit plan of the Company or the executive or persons acting in concert with the executive) becomes the beneficial owner of 20% or more of the Company's voting stock, (b) a tender offer is made and the offeror owns or has accepted for payment 20% or more of the Company's voting stock (unless the tender offer is approved by the Company's Board of Directors before the offeror becomes the beneficial owner of 5% or more of the Company's voting stock), (c) during any period of twenty-four consecutive months members of the Board at the beginning of such period, together with new Directors nominated or appointed during that period by a vote of at least two-thirds of such existing

Directors, cease to comprise a majority of the Board of Directors, or (d) the shareowners of the Company approve a merger or consolidation of the Company with any other company (unless the voting stock outstanding immediately prior thereto continues to represent at least 70% of the combined voting power of the Company or the surviving entity thereafter or at least 50% of the Directors of the Company or the surviving entity after the merger or consolidation were Directors of the Company prior thereto). The agreements provide that the executive's compensation and employee benefits will not be reduced following a change in control. The agreements also provide that if the executive's employment with the Company is terminated under certain circumstances the executive will continue to receive certain medical, insurance and other employee benefits for a period of twenty-four months and will receive a lump sum payment up to, but limited by the amount deductible for income tax purposes under the Internal Revenue Code, the sum of (i) 2.99 times the executive's annual salary rate in effect immediately prior to the change in control and the executive's short term incentive award for the preceding year plus (ii) the actuarial equivalent of the additional pension benefits the executive would have accrued under the Company's qualified and non-qualified pension plans if, on the date of termination, the executive had been credited with two additional years of age, service and compensation under such plans. These benefits will be provided to the executives other than Mr. Notebaert if the executive's employment is terminated involuntarily for any reason other than death, disability or just cause during the twenty-four month period following the change in control or voluntarily by the executive during the thirty-day period beginning on the first anniversary of the change in control and to Mr. Notebaert if his employment is voluntarily or involuntarily terminated (other than for death, disability or just cause) during the twenty-four month period following the change in control. The Company estimates that, if a change in control occurred as of January 31, 1997, the aggregate amount payable under these agreements if the employment of Messrs. Notebaert, Campbell, Shaffer, Hester and Allen was terminated would be approximately $25,242,000. The initial terms of these agreements are one year. On each December 31 thereafter they are automatically extended for an additional one-year term unless the Company has given notice by the preceding November 1 that the term will not be extended, provided that the term continues for twenty-four months after a change in control occurs. The agreement with Mr. Hester terminated upon his retirement effective January 31, 1997.

  Under the Ameritech Corporate Resource Severance Pay Plan, which became effective January 1, 1989, key executives of the Company and its subsidiaries (approximately 222 persons as of January 1, 1997, including Messrs. Notebaert, Campbell, Shaffer and Allen if the agreements described above are not in effect) will, so long as they are employed during the twenty-four month period following a change in control (as defined above), continue to receive a base salary at a rate not less than the rate in effect prior to the change in control and be entitled to participate in short and long term incentive plans and other employee benefit plans which are not materially less favorable than those applicable immediately prior to the change in control. The Plan also provides for a severance benefit to such executives, in an amount up to, but limited by the amount deductible for income tax purposes under the Internal Revenue Code, two times base salary as of the change in control, two times the target short term incentive award for the year preceding the change in control and the actuarial equivalent of the additional pension benefits the executive would have accrued if he or she had two additional years of age, service and compensation, in the event that the executive's employment is terminated by the employer other than for cause or disability or by the executive for good reason during the twenty-four months following a change in control or at the executive's discretion during the thirty-day period following the first anniversary of the change in control.

  In the event of a change in control (as defined above), the Company's benefit plans provide that the annual incentive award for the year in which the event occurs will be not less than the target award, all stock options previously granted will become fully exercisable, the restrictions on Restricted Stock previously granted will terminate, compensation previously deferred will be paid in a lump sum unless waived by the executive, and pension amounts under the non-qualified pension plan will be held in a trust for the benefit of the employees entitled to such pension amounts.

                    SUBMISSION OF 1998 SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the annual meeting in 1998 must be received by the Secretary of Ameritech, 30 South Wacker Drive, Chicago, Illinois 60606, not later than November 1, 1997 to be considered for inclusion in the Company's 1998 proxy material.

                            ADDITIONAL INFORMATION

  In addition to soliciting proxies through the mail, certain employees of Ameritech and its transfer agent, First Chicago Trust Company of New York, may solicit proxies in person and by telephone. Ameritech has retained Kissel-Blake Inc., 110 Wall Street, New York, New York 10005, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $21,000. The cost of soliciting proxies will be borne by Ameritech. As is customary, Ameritech will, upon request, reimburse brokers, banks, nominees, custodians and other record holders for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of the shares.

  If you plan to attend the Annual Meeting in person, please retain the admission ticket attached to the form of proxy accompanying this notice and proxy statement. Shareowners who do not have admission tickets will be admitted upon presentation of proof of ownership of Ameritech shares at the door.

  The rules of the Securities and Exchange Commission require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. If more than one annual report is being sent to your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the proxy card.

  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE OR, IF YOU WISH, GIVE YOUR PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD MAILED TO RECORD HOLDERS OF AMERITECH SHARES.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /S/ Bruce B. Howat
                                          ------------------
                                          Bruce B. Howat
                                          Secretary

February 27, 1997

                                   EXHIBIT A

                   AMERITECH LONG-TERM STOCK INCENTIVE PLAN

1. THE PLAN

  a) Purpose. The purpose of this Long-Term Stock Incentive Plan (the "Plan") is to promote the longer-term financial success of Ameritech Corporation (the "Company") by providing a means to attract, retain and reward individuals who can and do contribute to such success. By using stock-based compensation, the recipients of awards under the Plan will further identify their interests with those of the Company's shareowners.

  b) Effective Date. To serve this purpose, the Plan will become effective upon its approval by the affirmative vote of a majority of the shares present or represented by proxy at the Company's 1997 Annual Meeting of Shareowners.

2. ADMINISTRATION

  a) Committee. The Plan shall be administered by a Committee, appointed by the Board of Directors of the Company, which shall consist of no less than three of its members, all of whom shall not be employees of the Company (the "Committee"); provided, however, that the Board of Directors of the Company may assume, at its sole discretion, administration of the Plan.

  b) Powers and Authority. The Committee's powers and authority include, but are not limited to, selecting individuals from among employees of the Company and any subsidiary of the Company or other entity in which the Company has a significant equity or other interest as determined by the Committee, and from among the members of the Board of Directors of the Company, to receive awards under the Plan; determining the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies; permitting transferability of awards to third parties; interpreting the Plan's provisions; and administering the Plan in a manner that is consistent with its purpose.

  c) Award Prices. For Plan purposes, all stock options and stock appreciation rights shall have an exercise price which shall reflect the average traded price of a share of the common stock of the Company, par value $1.00 ("Share"), on the applicable date as determined by the Committee, or if Shares are not traded on such date, the average price on the next preceding day on which such stock is traded. The applicable date shall be the date on which the award is granted, except that the Committee may provide that the applicable date may be: (i) the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such award occurs within 90 days following such applicable date; or (ii) in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right, the applicable date for such prior award. The above notwithstanding, the per Share exercise price of any stock option or stock appreciation right may not be decreased after the grant of the award, and a stock option or stock appreciation right may not be surrendered as consideration in exchange for the grant of a new award with a lower per Share exercise price.

  d) Change in Control. The Committee may provide that any or all awards contain provisions which contemplate a "Change in Control" due to either a change in the beneficial ownership of the Company's voting stock or in the composition of the Company's Board of Directors. For all Plan purposes, a Change of Control shall be deemed to occur, unless the Board of Directors determines otherwise prior to such change of control occurring, when:

    (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than:

      (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; or

      (B) the Participant or any other person acting in concert with the Participant;

  is or becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of stock of the Company representing 20% or more of the total voting power of the

  Company's then outstanding stock; provided, however, that this paragraph
  (i) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

    (ii) a tender offer is made for the stock of the Company, and the person making the offer owns or has accepted for payment stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this paragraph (ii) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

    (iii) during any period of 24 consecutive months there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

    (iv) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than:

      (A) a merger or consolidation which would result in the Company's voting stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting stock immediately after such merger or consolidation; or

      (B) a merger or consolidation which would result in the directors of the Company who were directors of the Company who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

  For purposes of paragraph (iv) above, the phrase "surviving entity" shall mean only an entity in which all of the Company's stockholders who are stockholders immediately before the merger or consolidation (other than stockholders exercising dissenter rights) become stockholders by the terms of the merger or consolidation, and the phrase "directors of the Company who were directors immediately prior thereto" shall not include (1) any director of the Company who was designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i) or paragraph
(iv) above, or (2) any director who was not a director at the beginning of the 24-consecutive-month period preceding the date of such merger or consolidation, unless his election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors who were directors before the beginning of such period.

3. SHARES SUBJECT TO THE PLAN

  a) Maximum Shares Available for Delivery. Subject to Section 3(c), the maximum number of Shares that may be delivered to participants and their beneficiaries under the plan shall be equal to the sum of:

    (i) 20,000,000;

    (ii) any Shares available for future awards under the Company's 1989 Long-Term Incentive Plan as of the effective date of this Plan; and

    (iii) any Shares that represent awards granted under any prior plan of the Company which are forfeited, expire or are canceled without the delivery of Shares or which result in the forfeiture of Shares back to the Company.

  In addition, any Shares granted under the Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Shares covered by an award (or portion of an award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

  Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of a stock option under this Plan or any stock plan of the Company, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, any Shares delivered under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of Shares available pursuant to this Section 3(a).

  b) Other Share Limits. Subject to Section 3(c), the following additional Share maximums are imposed under the Plan. The maximum number of Shares that may be covered by stock options intended to comply with Section 422 of the Internal Revenue Code ("incentive stock options") shall be 20,000,000. The maximum number of Shares that may be issued in conjunction with awards granted pursuant to Section 4(d) shall be 7,000,000. The maximum number of Shares that may be covered by awards granted to any one individual shall be 2,500,000 over any consecutive five-year period.

  c) Adjustments for Corporate Transactions. The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be awarded under the Plan pursuant to Sections 3(a) and 3(b); (ii) the number and kind of share subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights.

4. TYPES OF AWARDS

  a) General. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to Section 2(c), an award may be granted as an alternative to or replacement of an existing award or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the plan include:

  b) Stock Options. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per share which is no less than that required by Section 2(c). A stock option may be in the form of an incentive stock option or in a form which does not qualify for federal tax treatment as an incentive stock option. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iii) any combination of the above.

  c) Stock Appreciation Rights. A stock appreciation right is a right to receive a payment in cash, Shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation rights being exercised.

  d) Stock Awards. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Each stock award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards shall consist of cash generation targets, profit and revenue targets, profitability targets as measured by return ratios, and/or shareholder returns. The Committee may designate a single criterion or multiple criteria for performance measurement purposes with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.

  e) Dividends and Dividend Equivalents. An award may contain the right to receive dividends or dividend equivalent payments which may be either paid currently or credited to a participant's account. Any such crediting of dividends or dividend equivalents or reinvestment in Shares may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents. The performance goals that may be used by the Committee for such dividends or dividend equivalent award payments shall consist of cash generation targets, profit and revenue targets, profitability targets as measured by return ratios, shareholder returns and/or an increase in the Company stock value after the date of the related grant.

5. AWARD SETTLEMENTS AND PAYMENTS

  Awards may be settled through cash payments, the delivery of Shares, the granting of awards or any combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Share equivalents.

6. PLAN AMENDMENT AND TERMINATION

  a) Amendments. The Company's Board of Directors may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose; provided, however, that (i) the Share limitations set forth in Sections 3(a) and 3(b) cannot be increased and (ii) the minimum stock option and stock appreciation right exercise prices set forth in Section 2(c) cannot be changed, unless such a change is properly approved by the Company's shareowners.

  b) Plan Suspensions and Termination. The Board of Directors of the Company may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding award granted under the Plan or the applicable participant's rights regarding such award.

7. MISCELLANEOUS

  a) No Individual Right. No person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Plan participant at any time and for any reason is specifically reserved to the employing entity.

  b) Binding Arbitration. Any dispute or disagreement regarding participation and/or an award recipient's right under the Plan shall be settled solely by binding arbitration in accordance with the applicable rules of the American Arbitration Association.

  c) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

  d) Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate.

  e) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

                               [AMERITECH LOGO]

LOGO

PROXY

AMERITECH CORPORATION
30 South Wacker Drive, Chicago, Illinois 60606               [LOGO OF AMERITECH]
--------------------------------------------------------------------------------
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 16, 1997.

The undersigned hereby appoints Richard C. Notebaert, Melvin R. Goodes, Hanna Holborn Gray, Lynn M. Martin, John D. Ong and A. Barry Rand, and each of them, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in Ameritech Corporation at the Annual Meeting of Shareowners to be held in the Arthur Rubloff Auditorium at The Art Institute of Chicago, Chicago, Illinois, on April 16, 1997, beginning at 9:30 a.m., and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote: for the election of the five nominees listed on the reverse side of this card; in accord with the Directors' recommendations on the matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting. If you have indicated any changes or voting limitations in this paragraph, please mark the "Vote Limitations" box on the reverse side of this card.

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in various employee savings plans as described in the proxy statement.

To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope.

Comments: _____________________________________________________________________

_______________________________________________________________________________
If you have written in the above space, please mark the "Comments" box on the reverse side of this card.

              Detach Proxy Card Here If You Are Voting by Mail
                        and Return in Enclosed Envelope
-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --

    Please mark your
[X] votes with an "X"                                                    6688
    using blue or black ink.                                             ----


This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR the election of directors, FOR Proposals 2 and 3 and AGAINST Proposal 4.
--------------------------------------------------------------------------------
                 The Board of Directors recommends a vote FOR
--------------------------------------------------------------------------------

1. Election of Directors (see reverse)

       FOR       WITHHELD
       [_]         [_]

FOR, except vote withheld from the following nominee(s):

--------------------------------------------------------

01 D. Clark
02 M. Goodes
03 J. Henderson
04 J. McCoy
05 L. D'Andrea Tyson

2. Appointment of Independent Public Accountants

       FOR        AGAINST         ABSTAIN
       [_]          [_]             [_]

3. Approval of the Ameritech Long-Term Stock Incentive Plan

       FOR        AGAINST         ABSTAIN
       [_]          [_]             [_]

--------------------------------------------------------------------------------
               The Board of Directors recommends a vote AGAINST
--------------------------------------------------------------------------------

4. Shareowner Proposal on Cumulative Voting in Elections of Directors

       FOR        AGAINST         ABSTAIN
       [_]          [_]             [_]

--------------------------------------------------------------------------------
                                 Special Note
--------------------------------------------------------------------------------
Items on Other Side of Card

Comments                     [_]

Vote Limitations             [_]
--------------------------------------------------------------------------------

(For Multiple-Account Holders Only)
Discontinue Annual Report Mailing for This Account              [_]

Will Attend Annual Meeting                                      [_]
--------------------------------------------------------------------------------

SIGNATURES(S) __________________________________________ DATE ____________, 1997
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --

--------------------------------------------------------------------------------
                 IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,
                ***   PLEASE READ THE INSTRUCTIONS BELOW   ***
--------------------------------------------------------------------------------

Ameritech encourages you to take advantage of new and convenient ways to vote your shares for matters to be covered at the 1997 ANNUAL MEETING OF AMERITECH SHAREOWNERS. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. We've made it easier than ever.

1 VOTE BY PHONE. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, TOLL-FREE, at 1-888-457-2961. Have your proxy card (above) in hand when you call. Please enter the 12-digit control number which is located in the red box on top of your proxy card (above).

     Option 1 To vote as the Board of Directors recommends on ALL proposals, press 1. Your vote will be confirmed and cast as directed and the call will end. If you wish to vote on each proposal separately, press 0.

     Option 2 If you selected 0 to vote on each proposal separately, you will hear these instructions:

               Proposal 1 -- To vote FOR all nominees, press 1; to WITHHOLD for all nominees, press 9; to WITHHOLD for AN INDIVIDUAL nominee, press 0 and enter the two digit number that appears on the proxy card (above) next to the name of the nominee you DO NOT wish to vote for. Once you have completed voting for Directors, press 0.

               Proposals 2, 3 and 4 -- To vote FOR, press 1; to vote AGAINST, press 9; to ABSTAIN, press 0. Your vote selection will be repeated and you will have an opportunity to confirm it.

2 VOTE ON THE INTERNET 24 hours a day, 7 days a week. This address is: http://www.vote-by-net.com Have your proxy card (above) in hand when you access the web site.

3 VOTE BY MAIL. Mark, sign and date your card (above) and return it in the postage-paid envelope we've provided or, otherwise, return it to Ameritech, P.O. Box 8678, Edison, New Jersey 08818-9166.

  IF YOU VOTE BY PHONE OR VOTE USING THE INTERNET, PLEASE DO MAIL YOUR PROXY.

                             THANK YOU FOR VOTING

                                AMERITECH LOGO